Exhibit 99.1
NEWS RELEASE

                       WAUSAU.MOSINEE PAPER CORPORATION
                       ANNOUNCES FOURTH-QUARTER RESULTS


MOSINEE, WI...Jan. 28, 2004...Wausau-Mosinee Paper Corporation (NYSE:WMO) today reported fourth-quarter earnings of $5.3 million, or $0.10 per share, compared with $6.4 million, or $0.12 per share, in the fourth quarter of 2002. Net sales were $239.3 million, increasing 2 percent from $233.8 million last year. Shipments increased to 207,000 tons in the current quarter from 203,000 tons in the year-ago period.

Net earnings for the year were $15.9 million, or $0.31 per share, compared with $23.1 million, or $0.45 per share, in 2002. Net sales were $971.4 million in 2003, compared with $948.7 million in 2002, and shipments increased 2 percent to 845,000 tons from 832,000 tons last year.

"Despite extremely challenging market conditions, Wausau-Mosinee achieved significant progress in 2003," explained Thomas J. Howatt, president and CEO. "We gained market share in each of our three businesses, increased overall volume, and improved productivity while substantially reducing costs. Net sales and shipments were up in all three of our business segments, and both Specialty Paper and Towel & Tissue reported increased operating profits.

"We attribute our progress to the success of our internal initiatives - new-product development, operational excellence, and benchmark service to our customers," continued Mr. Howatt. "Approximately 34 percent of our revenue came from products developed within the last three years, exceeding our goal of 25 percent; we improved mill efficiencies by 1 percentage point; cost reductions exceeded our target of 2 percent of 2002 cost of sales; and we implemented several customer service enhancements designed to sustain our reputation for providing industry-leading service in our markets.

"Our success in these areas enabled us to substantially offset higher energy and pulp costs, which had a negative impact of $0.44 per share. As a result, earnings decreased just $0.14 per share from 2002."

Commenting on fourth-quarter results, Mr. Howatt noted that Specialty Paper posted its sixth consecutive quarter of profitability and year-over-year improvement. Operating profits rose to $2.6 million from $1.9 million the year before. "Our new-product development and cost-reduction efforts are transforming Specialty Paper into a solid profit contributor," said Mr. Howatt.

Printing & Writing's operating profits declined to $3.4 million from $8.3 million in the year-ago period, due primarily to market pulp and energy cost increases and reduced product selling prices. "Printing & Writing results reflect the dramatic contraction in uncoated freesheet margins in 2003, as market demand declined for a fourth consecutive year while fiber and energy costs increased rapidly. Despite these circumstances, we experienced significant gains in target markets such as consumer products, which posted a 21 percent increase in shipments for the fourth quarter and a 24 percent increase for the full year," said Mr. Howatt.

Towel & Tissue's fourth-quarter operating profits increased 35 percent to $8.7 million from $6.4 million a year earlier. "While the `away-from-home' segment of the towel and tissue market grew 2 percent for the quarter, our shipments of higher-margin proprietary products increased 8 percent," Mr. Howatt reported. "This growth, combined with strong cost-reduction results, has fueled our improved profitability."

Commenting on the outlook for 2004, Mr. Howatt said, "Most segments of the paper industry continue to lag the recent economic recovery. As a result, we believe our ability to achieve improved results in 2004 will be driven by our ongoing focus on new-product development, cost-effective operations, and customer service initiatives that differentiate us from our competition. We expect earnings for the first quarter, which has been our weakest period in recent years, to exceed the prior-year level of $0.03 but fall short of the $0.10 reported in the fourth quarter."

Wausau.Mosinee's fourth-quarter conference call is scheduled for 11:00 a.m.
(EST) on Thursday, January 29, and can be accessed through the Company's web site at www.wausaumosinee.com under "Investor Information." A replay of the webcast will be available at the same site through February 6.

Wausau.Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                (tables follow)

WAUSAU-MOSINEE PAPER CORPORATION
Interim Report - Quarter-Ended December 31, 2003

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                          Three Months            Twelve Months
     OF OPERATIONS                               Ended December 31, (unaudited)  Ended December 31,
                                                     2003         2002            2003       2002
Net Sales                                          $239,256    $233,801        $971,444   $948,698
Cost of Sales                                       210,773     203,362         868,547    836,314
     Gross Profit                                    28,483      30,439         102,897    112,384
Selling & Administrative Expense                     17,530      17,721          67,619     64,962
     Operating Profit                                10,953      12,718          35,278     47,422
Interest Expense                                     (2,580)     (2,630)        (10,188)   (10,845)
Other Income                                             71          24              90         41
     Earnings before Income Taxes                     8,444      10,112          25,180     36,618
Provision for Income Taxes                            3,125       3,745           9,317     13,550
     Net Earnings                                 $   5,319    $  6,367        $ 15,863   $ 23,068

     Net Earnings Per Share (Basic & Diluted)     $    0.10    $   0.12        $   0.31   $   0.45
     Weighted Average Shares Outstanding (Basic) 51,556,000  51,537,000      51,549,000 51,532,000

CONDENSED CONSOLIDATED BALANCE SHEETS                  DECEMBER 31, December 31,
                                                           2003         2002
Current Assets                                          $251,418     $240,398
Property, Plant & Equipment, Net                         565,722      597,979
Other Assets                                              40,960       35,380
     Total Assets                                       $858,100     $873,757

Current Liabilities                                     $115,004     $122,000
Long-term Debt                                           162,174      162,763
Other Liabilities                                        230,606      233,046
Stockholders' Equity                                     350,316      355,948
     Total Liabilities & Stockholders' Equity           $858,100     $873,757

CONDENSED CONSOLIDATED STATEMENTS                             Twelve Months
       OF CASH FLOW                                        Ended December 31,
                                                           2003         2002
Cash Provided by Operating Activities                    $63,105      $76,269
Capital Expenditures                                     (24,261)     (19,201)
Acquisition of Business                                   (8,518)           0
Payments Under Credit Agreements                               0      (28,775)
Dividends Paid                                           (17,527)     (17,520)
Payments Under Capital Lease Agreement                       (89)           0
Proceeds from Stock-Option Exercises                         199          325
Proceeds on Sale of Property, Plant & Equipment               13          275
     Net Increase in Cash                                $12,922      $11,373

Note 1 -Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition is being accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.
Note 2 -During the second quarter of 2003, the Company's Towel & Tissue Group reached a settlement of all claims of the parties in its previously announced patent litigation. As a result of the settlement, the Company recognized $4.2 million in pre-tax income as a fee for licensing certain patented dispenser technologies.
Note 3 -Interim Segment Information
        The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

        Sales, operating profit, and asset information by segment is as follows:

        (in thousands, except ton data)                DECEMBER 31, December 31,
                                                           2003        2002
        Segment Assets
            Printing & Writing                          $283,711    $284,652
            Specialty Paper                              334,079     347,380
            Towel & Tissue                               165,199     170,854
            Corporate & Unallocated*                      75,111      70,871
                                                        $858,100    $873,757

                                                         Three Months              Twelve Months
                                                Ended December 31, (unaudited)    Ended December 31,
                                                       2003       2002           2003      2002
        Net Sales External Customers
            Printing & Writing                    $  93,896  $  95,982       $395,836   $391,240
            Specialty Paper                          90,585     86,642        362,935    348,990
            Towel & Tissue                           54,775     51,177        212,673    208,468
                                                   $239,256   $233,801       $971,444   $948,698


        Net Sales - Intersegment
            Printing & Writing                       $1,769     $1,750         $7,092     $7,024
            Specialty Paper                             546         12            546        232
            Towel & Tissue                                0          0             0           0
                                                     $2,315     $1,762        $7,638      $7,256

        Operating Profit (Loss)
            Printing & Writing                       $3,425     $8,321       $12,880     $31,600
            Specialty Paper                           2,566      1,914         6,586      (1,811)
            Towel & Tissue                            8,669      6,400        28,691      27,411
        Total Reportable Segment Operating Profit    14,660     16,635        48,157      57,200
            Corporate & Eliminations                 (3,707)    (3,917)      (12,879)     (9,778)
            Interest Expense                         (2,580)    (2,630)      (10,188)    (10,845)
            Other Income                                  71        24            90          41
                Earnings Before Income Taxes          $8,444   $10,112       $25,180     $36,618

                                                               Three Months          Twelve Months
                                                    Ended December 31, (unaudited)   Ended December 31,
                                                           2003       2002         2003      2002
        Depreciation, Depletion and Amortization
            Printing & Writing                          $  4,255  $  4,145         $17,211   $16,545
            Specialty Paper                                6,086     6,191          24,613    25,084
            Towel & Tissue                                 4,574     4,752          18,218    18,077
            Corporate and unallocated                        215       246             781       918
                                                         $15,130   $15,334         $60,823   $60,624

        Tons Sold
            Printing & Writing                            85,145    85,568         359,712   353,488
            Specialty Paper                               82,869    80,869         334,183   331,564
            Towel & Tissue                                39,126    36,253         150,845   146,756
                                                         207,140   202,690         844,740   831,808

        * Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.